UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Crescent Banking Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CRESCENT BANKING COMPANY

7 Caring Way

Jasper, GA 30143

April 9, 2008

TO THE SHAREHOLDERS OF

CRESCENT BANKING COMPANY:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Crescent Banking Company (the “Company”), which will be held at the corporate offices of Crescent Banking Company, located at 7 Caring Way, Jasper, Georgia, Thursday, May 8, 2008 at 1:00 p.m. local time (the “Annual Meeting”).

At the Annual Meeting, you will be asked to consider and vote upon:

(1)	The election of two Class II directors to serve until the Company’s 2011 Annual Meeting of Shareholders; and

(2)	Such other matters as may properly come before the Annual Meeting or any reconvened meeting following any adjournment thereof.

Information relating to the Annual Meeting and the proposals described above is set forth in the attached Notice of Meeting and Proxy Statement.

We sincerely hope that you can attend the Annual Meeting and vote your shares in person. In any case, please complete the enclosed proxy and return it to us. You may also submit your proxy vote online by following the instructions on page 40 of the enclosed proxy statement. Your completion and delivery of the proxy will ensure that your preferences will be expressed on the matters that are being considered, even if you cannot attend the Annual Meeting. If you deliver a completed proxy or submit your proxy vote online, but you are able to attend the Annual Meeting, you may revoke your proxy and re-cast your votes by voting in person at the Annual Meeting or by following the revocation procedures described in the accompanying proxy statement.

We want to thank you for your support this past year. We encourage you to carefully review our 2007 Annual Report to Shareholders, which accompanies the attached proxy statement.

If you have any questions about the proxy statement or the Annual Meeting, please contact us at (678) 454-2266.

Sincerely,

/s/ J. Donald Boggus, Jr.

J. Donald Boggus, Jr.
President and Chief Executive Officer

CRESCENT BANKING COMPANY

7 Caring Way

Jasper, GA 30143

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 8, 2008

TO THE SHAREHOLDERS OF

CRESCENT BANKING COMPANY:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Crescent Banking Company (the “Company”) will be held at the corporate offices of Crescent Banking Company, located at 7 Caring Way, Jasper, Georgia, Thursday, May 8, 2008 at 1:00 p.m. local time (together with any adjournments or postponements thereof, the “Annual Meeting”) for the following purposes:

(1)	Elect Directors. To elect two Class II directors to serve until the Company’s 2011 Annual Meeting of Shareholders; and

(2)	Other Business. To act upon such other matters as may properly come before the Annual Meeting or any reconvened meeting following any adjournment thereof.

The enclosed proxy statement explains these proposals in greater detail.

Only shareholders of record at the close of business on March 27, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Your vote is important. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign, and return the enclosed form of proxy in the accompanying envelope or submit a proxy vote online. Shareholders may also submit proxy votes online by following the instructions on page 40 of this proxy statement. The proxy, whether submitted by mail or online, may be revoked by the person executing or submitting the proxy by filing with the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Annual Meeting and for a period of ten days prior thereto at the Company’s executive offices in Jasper, Georgia.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Donald Boggus, Jr.

J. Donald Boggus, Jr.
President and Chief Executive Officer

Jasper, Georgia

April 9, 2008

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY VOTE ONLINE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY BY MAIL OR SUBMITTED YOUR PROXY VOTE ONLINE.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

OF CRESCENT BANKING COMPANY

TO BE HELD THURSDAY, MAY 8, 2008

INTRODUCTION

This proxy statement is furnished to the shareholders of Crescent Banking Company (the “Company”) in connection with the solicitation by the Company of proxies for use at the Company’s 2008 Annual Meeting of Shareholders (together with any postponements or adjournments thereof, the “Annual Meeting”). The Annual Meeting will be held at the corporate offices of Crescent Banking Company, located at 7 Caring Way, Jasper, Georgia on Thursday, May 8, 2008 at 1:00 p.m. local time. The Annual Meeting is being held to consider and vote upon (i) the election of two Class II directors to serve until the Company’s 2011 Annual Meeting of Shareholders, and (ii) such other business as may properly come before the Annual Meeting. These proposals are described in greater detail elsewhere in this proxy statement.

The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting other than the matters described in this proxy statement. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission (the “SEC”), the persons named as proxies on the enclosed proxy card will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the Annual Meeting that were submitted to the Company after February 18, 2008. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director if a director nominee is unable to serve for good cause and will not serve, and on matters incidental to the conduct of the Annual Meeting.

This proxy statement is dated April 9, 2008 and is first being mailed to the shareholders of the Company on or about April 10, 2008. A copy of the Company’s 2007 Annual Report to Shareholders (the “Annual Report”) accompanies this proxy statement.

Shareholders of the Company may also receive, at no charge except the Company’s cost of copying exhibits, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC by the Company, by making a written or oral request to J. Donald Boggus, Jr., President and Chief Executive Officer, Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143, telephone (678) 454-2266.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES, AND VOTING

The Company’s Board of Directors has fixed the close of business on March 27, 2008 as the record date for the determination of the Company’s shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only shareholders of the Company at the close of business on the record date will be entitled to vote at the Annual Meeting. At the close of business on March 20, 2007, there were 5,312,168 shares of the Company’s common stock, $1.00 par value, issued and outstanding and held by approximately 1,493 shareholders of record. The total number of shares outstanding, as well as all other information in this proxy statement, reflects a 2-for-1 stock split, which we effected on October 26, 2007. Notwithstanding the record date specified above, the Company’s stock transfer books will not be closed and shares of the Company’s common stock may be transferred at any time subsequent to the record date. However, all votes must be cast in the names of persons who were shareholders of record on the record date.

Holders of common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of common stock held of record at the close of business on the record date. Instructions for submitting a proxy vote online appear on page 40 of this proxy statement. Shares of common stock represented by a proxy properly executed or submitted online, if such proxy is received in time and not revoked, will be voted at the

Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares of common stock will be voted “FOR” the election of the nominees for director named in this proxy statement and in the discretion of the proxy holders as to any other business properly brought before the Annual Meeting.

A shareholder who gives a proxy, whether submitted by mail or online, may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to proxies should be addressed as follows: Crescent Banking Company, P.O. Box 668, Jasper, Georgia, 30143, Attention: J. Donald Boggus, Jr., President and Chief Executive Officer.

Cost of Solicitation of Proxies

This proxy is being solicited by the Company’s Board of Directors. The expense of this solicitation, including the cost of preparing and mailing this proxy statement and the accompanying Annual Report, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company’s common stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit proxies in person or by telephone or telegraph.

Quorum and Voting Requirements

The approval of all proposals brought before the Annual Meeting requires that a quorum be present at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shares represented at the Annual Meeting that are withheld or abstained from voting and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are not submitted or are voted on some matters but not on others) will be considered present for purposes of determining a quorum at the Annual Meeting. Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date.

The election of the nominees for directors discussed in Proposal One requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the two nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

Any other proposal that is properly brought before the Annual Meeting requires the approval of a majority of the votes cast at the Annual Meeting. Any shares that are not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the vote.

Adjournment

In the event that a quorum is not represented in person or by proxy at the Annual Meeting, a majority of shares represented at that time may adjourn the Annual Meeting to allow the solicitation of additional proxies or other measures to obtain a quorum.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Board of Directors is presently divided into three classes, designated as Class I, Class II, and Class III directors. Each of Class I and Class II consists of two members and Class III consists of three members, each serving for a period of three years from their respective dates of election. Class II directors are presently serving a term that expires upon the Company’s 2008 Annual Meeting of Shareholders. The Class I and Class III directors are currently serving terms that expire upon the Company’s Annual Meeting of Shareholders in 2010 and 2009, respectively.

Election of Directors

Election of Two Class II Directors. Messrs. J. Donald Boggus, Jr. and Charles A. Gehrmann are presently serving as Class II directors whose terms will expire at the Annual Meeting. Mr. Boggus was elected as a Class II director at the Company’s 2004 Annual Meeting of Shareholders, and has served on the Company’s Board since 1999. Mr. Gehrmann was elected as a Class II director at the Company’s 2004 Annual Meeting of Shareholders, and has served on the Company’s Board since 2000.

Messrs. Boggus and Gehrmann have been nominated by the Company’s Board of Directors based upon the recommendation of the Nominating and Corporate Governance Committee to stand for re-election. If elected, Messrs. Boggus and Gehrmann will serve as Class II directors for a three year term expiring at the Company’s 2011 Annual Meeting of Shareholders and until their successors are elected and qualified.

Information Relating to Directors, Executive Officers and Nominees

The table on the following pages sets forth, as to each director, executive officer or nominee, (i) his or her name; (ii) his or her age at March 20, 2008; (iii) the year he or she was first elected as a director or appointed as an officer; (iv) a description of positions and offices that he or she holds with the Company (other than as a director), Crescent Bank & Trust Company (the “Bank”), and Crescent Mortgage Services, Inc., the Company’s wholly-owned mortgage banking subsidiary (“CMS”), if any; (v) a brief description of his or her principal occupation or occupations over at least the last five years; and (vi) his or her other business experience. Information regarding the number of shares of common stock beneficially owned by him or her on March 20, 2008 and the percentage of the total shares of common stock outstanding on March 20, 2008 that his or her beneficial ownership represents is set forth under the caption “Ownership of Common Stock by Directors, Executive Officers and Certain Beneficial Owners.”

Name; Age at March 20, 2008; Year First Elected as Director of Company	Principal Occupation and Business Experience

Nominees for Election as Class II Directors (Term Expiring 2008, Unless Re-Elected)

Charles A. Gehrmann Age 70 2000	Mr. Gehrmann worked for Mack Trucks, Inc., including the position of regional manager, from 1963 until 1990 when he purchased the Mack Truck franchise in Atlanta, Georgia. Mr. Gehrmann sold Mack Sales of Atlanta, Inc. in 1999 and continued to serve as its President and Chief Executive Officer until 2001. Mr. Gehrmann currently serves as a director of the Associated Credit Union, where he has served since 1984. Mr. Gehrmann has served as a director of the Bank since April 1995, of CMS since April 1996 and of the Company since January 2000. Mr. Gehrmann has served as Chairman of CMS since April 2001.

J. Donald Boggus, Jr. Age 44 1999	Mr. Boggus began his banking career working with C & S National Bank in 1984 while attending the Georgia Institute of Technology. After serving as a staff accountant for two years with a regional accounting firm, Mr. Boggus worked as Controller for Etowah Bank in Canton, Georgia. Mr. Boggus joined the Bank as Controller in March 1989. Mr. Boggus served as Chief Financial Officer of the Bank and the Company until being named President and Chief Executive Officer in April 1996. Mr. Boggus has served on the Board of Directors of each of the Bank and CMS since April 1996 and of the Company since April 1999. Mr. Boggus serves as Secretary of CMS. Mr. Boggus also serves as a director of Covenant Bank & Trust Company, New Horizons Bank and Verity Bank, which is currently in organization.

Incumbent Class I Directors (Term Expiring 2010)

John S. Dean, Sr. Age 68 2000	Mr. Dean served as President and Chief Executive Officer of Amicalola Electric Membership Cooperative from 1975 until his retirement in January 2000. Mr. Dean has served as a director of the Bank since its organization and of CMS since April 1998. Mr. Dean has served on the Company’s Board of Directors since April 2000 and as its Chairman since September 2003.

Name; Age at March 20, 2008; Year First Elected as Director of Company	Principal Occupation and Business Experience
Charles R. Fendley Age 62 2003	Mr. Fendley served as the Vice President of Jasper Yarn Processing, Inc., a textile business, from 1972 until 1996, and was a director of Oglethorpe Power Corporation from 1993 to 1997. Mr. Fendley has also served as a Director of Georgia Transmission Corporation since 1997, and currently serves as Chairman of the Board. He has served as a Director of Amicalola Electric Membership Corp. since 1972, and currently serves as Chairman of the Board. Mr. Fendley has served as Senior Vice President and a director of the Bank since its organization. Since August 1996, Mr. Fendley has served as a mortgage officer of the Bank. Mr. Fendley served on the Company’s Board of Directors from 1994 to 2001 and from 2002 until the present, and served as Secretary of the Company from May 1995 to April 2001.

Incumbent Class III Directors (Term Expiring 2009)

Michael W. Lowe Age 60 1991	Mr. Lowe founded Jasper Jeep Sales, Inc. in 1976 and has served as its Chief Executive Officer since that time. Mr. Lowe has been a director of the Company and of the Bank since their respective organizations.

Janie Whitfield Age 65 2002	Ms. Whitfield owned and operated Mountain Gold, Inc., which did business as the Bargain Barn, a retail sporting goods store, for 36 years before selling that company in 1998. Ms. Whitfield was an organizer of the Bank and has served as a director since its inception. Ms. Whitfield chaired the Bank’s loan committee for three years, served as the Bank’s Chairperson from April 2002 until May 2003 and previously served as the Bank’s Vice Chairperson. Ms. Whitfield currently serves as the Bank’s Secretary. Ms. Whitfield has served as a director of the Company since April 2002.

Cecil Pruett Age 69 2004	Mr. Pruett served as the Mayor of the City of Canton from January 1, 1995 until December 31, 2007. Mr. Pruett also owns Pruett and Associates, an insurance agency. Mr. Pruett has served as a director of the Bank since January 2000 and is the current Chairman of the Bank’s Board of Directors. He has served as a director of the Company since 2004. Mr. Pruett was a director of the Bank of Canton until it was sold to Wachovia. Mr. Pruett serves as a director of the North Georgia Regional Development Center, the Georgia Municipal Employees Benefit Plan, the Joe E. Johnston Foundation and Reinhardt College Board of Trustees. Mr. Pruett is President of the Georgia Municipal Association. Mr. Pruett was appointed by Governor Barnes to serve on the Advisory Committee for Land Conservation.

Name; Age at March 20, 2008; Year First Appointed as Officer of Company	Principal Occupation and Business Experience

Executive Officers of the Company Not Serving as Director

Leland W. Brantley, Jr. Age 36 2002	Mr. Brantley serves as Executive Vice President and Chief Financial Officer for the Company and the Bank. Mr. Brantley joined the Company in November 2002. He has a B.S. in Accounting from Wake Forest University and is a Certified Public Accountant. Mr. Brantley held the position of Chief Financial Officer for Hometown Bank of Villa Rica from April 2000 to November 2002. Mr. Brantley served as a senior accountant for Bricker and Melton, P.A. from December 1996 to March 2000. Prior to Bricker and Melton, Mr. Brantley worked as a staff accountant with Hazlett, Lewis and Bieter, PLLC from January 1995 to December 1996.

A. Bradley Rutledge, Sr. Age 44 2002	Mr. Rutledge serves as Executive Vice President and Chief of Loan Administration of the Bank. Mr. Rutledge joined the Bank in 2002 after serving as County President for Regions Financial Corporation. He graduated from Berry College with a B.S. degree in 1987, and began his banking career with Pickens County Bank in the late 1980’s. He remained with Pickens County Bank for over 13 years, holding numerous positions and transitioning through mergers with 1st National Bancorp and Regions Financial Corporation.

Anthony N. Stancil Age 44 2004	Mr. Stancil serves as Executive Vice President and Chief of Loan Production of the Bank. Mr. Stancil joined the Company in January 2004 after serving as Executive Vice President and Senior Credit Officer of Regions Bank of Cherokee. He graduated from the University of Georgia with a B.B.A. in Banking & Finance, and holds an Associates degree from Reinhardt College. He began his banking career in 1985 at Citizens Bank in Ball Ground, Georgia. After the acquisition of Citizens Bank by Regions Financial Corporation, Mr. Stancil served as Senior Vice President and Senior Lending Officer at Regions Bank of Cherokee from May 1996 to June 2001 and as Executive Vice President and Senior Credit Officer from June 2001 to January 2004.

Bonnie B. Boling Age 53 1997	Ms. Boling serves as Executive Vice President and Retail Administrator of the Bank. From April 1997 until November 2002, Ms. Boling served as Senior Vice President and Chief Financial Officer for the Company, the Bank and CMS. She has a B.S. in Accounting from Kennesaw State University and is a Certified Public Accountant. Ms. Boling held the position of Senior Vice President and Chief Financial Officer for Cherokee Federal Savings Bank, FSB and Bank of North Georgia from 1989 to 1994. Ms. Boling has worked in the banking industry since 1973.

Recommendation and Required Vote

The election of the nominees for directors discussed in Proposal One requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the two nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. All shares represented by valid proxies, and not revoked before they are exercised, will be voted in the manner specified therein. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees, or that are not voted (whether by abstention, broker non-votes or otherwise) will not be counted in determining the number of votes cast for those persons. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by the Company’s Board of Directors based upon the recommendation of the Nominating and Corporate Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (two persons). Cumulative voting is not permitted.

The nominees have been nominated by the Company’s Board of Directors based on the recommendation of the Company’s Nominating and Corporate Governance Committee, and the Board of Directors unanimously recommends a vote “FOR” this Proposal One.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN

BENEFICIAL OWNERS

The following table reflects the number and percentage of shares of common stock beneficially owned, as of March 20, 2008, by (i) each of the directors, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all of the directors and executive officers of the Company as a group, and (iv) those persons known by the Company to beneficially own more than 5% of the common stock. Management of the Company is informed that all such shares were held individually by each such shareholder with sole voting and investment power, except as noted herein.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
J. Donald Boggus, Jr., President, Chief Executive Officer and Director 281 Happy Talk Trail Jasper, GA 30143	512,461(2) (13)	9.53%
John S. Dean, Sr., Chairman 357 Alpine Drive Jasper, GA 30143	103,506(3)	1.94%
Charles R. Fendley, Director 165 Town Creek Trail Jasper, GA 30143	43,536(4) (13)	0.82%
Charles Gehrmann, Director 761 ADRA Road Morganton, GA 30560	71,690(5)	1.34%
Michael W. Lowe, Director Fox Run Jasper, GA 30143	1,857,376(6)	34.83%
Cecil Pruett, Director 371 Hilton Way Canton, Georgia 30114	25,800(7)	0.49%
Janie Whitfield, Director Rachel Drive Jasper, GA 30143	132,800(8)	2.50%
Leland W. Brantley, Jr., Chief Financial Officer 977 Laurel Field Lane Marietta, GA 30064	39,000(9) (13)	0.73%
A. Bradley Rutledge, Sr., Executive Officer 387 Winchester Ridge North Jasper, Georgia 30143	56,500(10) (13)	1.06%

Anthony N. Stancil, Executive Officer 5010 Rebels Run Canton, Georgia 30114	59,728(11) (13)	1.12%
Bonnie B. Boling, Executive Officer 264 East Boling Road Jasper, Georgia 30143	60,874(12) (13)	1.14%
All current directors and executive officers as a group (11 persons)	2,963,270	52.79%

(1)	Information relating to beneficial ownership of common stock is based upon information furnished by each person using “beneficial ownership” concepts as set forth in the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under those rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest.
(2)	Includes 3,001 shares held by Mr. Boggus’ wife, 195,748 shares held by Pickland, Inc., 90,860 shares held by DJT Investments, LLLP, 79,940 shares held by Happy Talk Trail Partners LLLP, 16,228 shares held by Trust U/W James D. Boggus, Sr. and 66,666 shares Mr. Boggus has the right to acquire within 60 days pursuant to vested options.
(3)	Includes 20,100 shares Mr. Dean has the right to acquire within 60 days pursuant to vested options.
(4)	Includes 17,056 shares Mr. Fendley has the right to acquire within 60 days pursuant to vested options.
(5)	Includes 20,100 shares Mr. Gehrmann has the right to acquire within 60 days pursuant to vested options.
(6)	Includes 66,006 shares held by Mr. Lowe’s wife and held as custodian for his children and 20,100 shares Mr. Lowe has the right to acquire within 60 days pursuant to vested options.
(7)	Includes 8,556 shares Mr. Pruett has the right to acquire within 60 days pursuant to vested options.
(8)	Includes 7,756 shares Ms. Whitfield has the right to acquire within 60 days pursuant to vested options.
(9)	Includes 33,000 shares Mr. Brantley has the right to acquire within 60 days pursuant to vested options.
(10)	Includes 40,000 shares Mr. Rutledge has the right to acquire within 60 days pursuant to vested options.
(11)	Includes 36,667 shares Mr. Stancil has the right to acquire within 60 days pursuant to vested options and 8,048 shares that are held in street name.
(12)	Includes 31,666 shares Ms. Boling has the right to acquire within 60 days pursuant to vested options.
(13)	The Company has awarded 8,000 restricted shares of common stock to Mr. Boggus, 6,000 shares of restricted stock to each of Ms. Boling and Messrs. Brantley, Stancil and Rutledge and 4,000 shares of restricted stock to Mr. Fendley. Of these shares, half vest on December 21, 2009 and half vest on December 20, 2010; however, if the holder ceases to be employed by the Company prior to the vesting date, he or she loses all rights with respect to these shares. The ownership totals for each of these individuals includes these restricted shares.

CORPORATE GOVERNANCE

Attendance at Board of Director and Committee Meetings

During 2007, the Board of Directors held 12 meetings. Each member of the Company’s Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served. All of the Company’s directors were in attendance at the Company’s 2007 Annual Meeting, except for John S. Dean, Sr. Although the Company has not adopted a formal written policy with respect to director attendance at meetings, we encourage our directors to attend each annual meeting of shareholders and all meetings of the Board and committees on which the directors serve.

Independent Directors

The Company’s common stock is listed on the Nasdaq Capital Market. Nasdaq requires that a majority of our directors be “independent directors,” as defined in the Nasdaq Rules. Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of a director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that a majority of the Company’s directors are independent directors under the Nasdaq Rules. The following current directors and nominees for director qualify as independent directors under the Nasdaq Rules:

John S. Dean, Sr.

Charles Gehrmann

Michael W. Lowe

Janie Whitfield

Independent Director Meetings in Executive Sessions

The Company’s independent directors, as defined under the Nasdaq Rules, meet separately from the other directors at such times as may be deemed appropriate by the Company’s independent directors. The independent directors did not meet separately during 2007. Beginning in 2008, the independent directors will meet separately at least once per quarter. Any independent director may call an executive session of independent directors at any time.

Committees of the Board of Directors

The Company maintains standing Executive, Audit, Compensation, and Nominating and Corporate Governance Committees. These committees also serve the same functions for the Bank. The Bank’s Board of Directors maintains separate Mortgage Banking, Loan, and Asset/Liability and Investment Committees.

Nominating and Corporate Governance Committee

General

The Nominating and Corporate Governance Committee is composed of Messrs. Gehrmann (Chairman) and Dean and Ms. Whitfield, all of whom are independent directors as defined in the Nasdaq Rules. The Nominating and Corporate Governance Committee has the authority and responsibilities set forth in its Charter, including identifying individuals qualified to become members of the Board of Directors of the Company or the Bank, and recommending to the Boards of the Company and the Bank the director nominees for the next annual meeting of shareholders. While nominees recommended by shareholders will be considered, the Nominating and Corporate Governance Committee has not actively solicited recommendations. The Nominating and Corporate Governance Committee also takes a leadership role in shaping corporate governance policies and practices including recommending to the Board of Directors the corporate governance principles applicable to the Company and monitoring Company compliance with said policies and guidelines. The responsibilities and duties of the Nominating and Corporate Governance Committee are more fully set out in its Charter, which is available on the Company’s website at www.crescentbank.com. The Nominating and Corporate Governance Committee held one meeting during 2007.

Director Nominating Process

The Nominating and Corporate Governance Committee reviews and makes recommendations to the full Board of Directors regarding the composition, size and organization of the Board so that the Board consists of members with the proper expertise, skills, attributes and personal and professional backgrounds needed by the Company, consistent with applicable Nasdaq and regulatory requirements.

The Company’s Nominating and Corporate Governance Committee identifies director candidates based upon suggestions from current directors and executives, recommendations from shareholders and, in some cases, advice received from one or more search firms engaged by the Nominating and Corporate Governance Committee. No fees were paid to any such search firm during 2007. Director candidates are typically interviewed by the Chairman of the Nominating and Corporate Governance Committee and at least one other Committee member. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Nominating and Corporate Governance Committee following this process.

Any shareholder may recommend to the Nominating and Corporate Governance Committee a director nominee for consideration by contacting the Company’s Nominating and Corporate Governance Committee, c/o Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director that are identified by Company directors, executives or director search firms. A nominee recommended by a shareholder in this manner will not be included on the ballot or in the Company’s proxy statement unless the Nominating and Corporate Governance Committee nominates such person for election to the Board of Directors.

Any shareholder who satisfies the eligibility requirements of SEC Rule 14a-8 may also submit a nomination for inclusion in the proxy statement by submitting the following information to the Company’s Nominating and Corporate Governance Committee, c/o Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the class and number of shares of the Company that the proposed nominee beneficially owns; (iv) any other information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies pursuant to any applicable law, rule or regulation; (v) the name and record address of the shareholder making the recommendation; and (vi) the class and number of shares of the Company that the shareholder making the recommendation beneficially owns. To be considered for inclusion in the proxy statement for the 2009 Annual Meeting of Shareholders, nominations must be received by December 10, 2008, which is 120 calendar days before the one-year anniversary of the date the Company mailed this proxy statement to shareholders, and must include information relating to the expertise, skills, attributes and personal and professional background of such candidates.

All recommendations and nominations will be brought to the attention of the Company’s Nominating and Corporate Governance Committee, which may solicit additional information from the shareholder or the candidate.

Shareholder Communications to the Board of Directors

Shareholders who wish to communicate with the Board of Directors, a Board committee, any group of directors or any individual director may do so by sending written communications addressed to the Board of Directors, a Board committee, a group of directors or an individual director, c/o Secretary, Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143. All communications will be compiled by the Company’s Secretary and submitted to the addressee or addressees at the next regular meeting of the Board.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics applicable to all directors, officers and employees, with special provisions applicable to the Company’s Chief Executive Officer and its financial officers. A copy of the Code of Conduct and Ethics will be provided, without charge, upon request to our Secretary, Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143. The Code of Conduct and Ethics complies with applicable Nasdaq and SEC requirements.

Audit Committee

General

The Audit Committee of the Board of Directors is composed of Messrs. Dean (Chairman) and Gehrmann and Ms. Whitfield, all of whom are independent directors as defined in the Nasdaq and SEC Rules and meet the heightened independence requirements for service on a listed company audit committee. The Audit Committee has the authority and responsibilities set forth in its Charter, including reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It appoints independent auditors, reviews and approves their audit plan and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors. The responsibilities and duties of the Audit Committee are more fully set out in its Charter, which is available on the Company’s website at www.crescentbank.com. The Audit Committee held 13 meetings during 2007.

Report of the Audit Committee

The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter originally adopted by the Board of Directors and the Audit Committee on June 13, 2000, and subsequently revised to reflect changes required by the Sarbanes-Oxley Act of 2002 and SEC and Nasdaq Rules.

This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2007 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2007 and 2006 and the operating results for the three year period ended December 31, 2007.

The Audit Committee is composed of three persons, all of whom currently are “independent directors,” as defined in the Nasdaq and SEC Rules and meet the heightened independence requirements for service on a listed company audit committee. None of the Audit Committee members is or has been an officer or employee of the Company or any of its subsidiaries, has engaged in any nonexempt business transaction or has any nonexempt business or family relationship with the Company or any of its subsidiaries or affiliates, other than in the ordinary course of business. Given our non-urban location and the challenging economic environment, to date we have been unable to identify a suitable candidate for director that would qualify as an “audit committee financial expert,” as defined by the SEC, to become a member of the Audit Committee. The Board of Directors believes that the incumbent Audit Committee members’ financial acumen is strong and that they can discharge the Audit Committee’s responsibilities. The Audit Committee also serves as the audit committee of the Bank.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of the Company’s financial reporting process and system of internal controls as well as the independence and performance of the Company’s independent auditors and internal auditors. The Audit Committee also appoints or recommends annually to the Board of Directors the accountants to serve as the Company’s independent auditors for the coming year. The Audit Committee pre-approves the professional services that are provided by the Company’s independent auditor in accordance with the pre-approval policy discussed under “Information Concerning the Company’s Independent Auditor—Audit Committee Pre-Approval Policy.”

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under its Charter and applicable law. To carry out its responsibilities, the Audit Committee met 13 times during 2007.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and discussed with the Company’s independent auditors, Dixon Hughes PLLC (“Dixon Hughes”), their judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the Audit Committee discussed with Dixon Hughes its independence from management and the Company, including the written disclosures, letter and other matters required of Dixon Hughes by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2007 by Dixon Hughes that were unrelated to its audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2007 is compatible with maintaining Dixon Hughes’ independence, and determined that the provision of non-audit services by Dixon Hughes is compatible with being independent.

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee also recommended to the Board of Directors that the Company retain Dixon Hughes as the Company’s independent auditors for 2008.

The Board has approved and ratified such recommendation. In addition, the Audit Committee has pre-approved the scope of non-audit services anticipated to be performed by Dixon Hughes in 2007 and the estimated budget for those services.

Audit Committee

John S. Dean, Sr., Chairman
Charles Gehrmann
Janie Whitfield

April 9, 2008

Compensation Committee

General

The Company’s Compensation Committee is composed of Ms. Whitfield (Chairperson) and Messrs. Dean and Gehrmann, all of whom are independent directors as defined in the Nasdaq Rules. The Compensation Committee has the authority and responsibilities set forth in its Charter, including determining the compensation of the executive officers and employees of the Company, the Bank and CMS. All officers of the Company are compensated by the Bank because they are dual employees of the Bank and the Company, and are not separately compensated for their services as employees of the Company. The Compensation Committee also administers various of the Company’s benefit and incentive plans. The Compensation Committee has the authority to interpret the provisions of the Company’s Dividend Reinvestment and Stock Purchase Plan, the 1995 Stock Option Plan for Outside Directors (the “1995 Director Plan”), the 2001 Non-Employee Director Stock Option Plan (the “2001 Director Plan”) and the 2001 Long-Term Incentive Plan (the “2001 LTIP”). The Compensation Committee is authorized to delegate its authority to subcommittees consisting of one or more of its members when appropriate. The responsibilities and duties of the Compensation Committee are more fully set out in its Charter, which is available on the Company’s website at www.crescentbank.com. The Compensation Committee held 7 meetings during 2007.

Compensation Committee Interlocks and Insider Participation

Ms. Whitfield (Chairperson) and Messrs. Dean and Gehrmann served on the Compensation Committee during the fiscal year ended December 31, 2007. None of the members of the Compensation Committee was, during the fiscal year ended December 31, 2007, an officer or employee of the Company, and none of the members of the Compensation Committee is a former officer of the Company.

During the fiscal year ended December 31, 2007:

•

No executive officer of the Company served as a member of the compensation committee or other board committee performing similar functions (or on the board of directors of any entity without such a committee) of another entity, one of whose executive officers served on the Compensation Committee of the Company.

•	No executive officer of the Company served on the board of directors of another entity, one of whose executive officers served on the Compensation Committee of the Company.

•

No executive officer of the Company served as a member of the compensation committee or other board committee performing similar functions (or on the board of directors of any entity without such a committee) of another entity, one of whose executive officers served as a director of the Company.

Report of the Compensation Committee

The Compensation Committee of the Board oversees the compensation program of the Company on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and its proxy statement on Schedule 14A to be filed in connection with the Annual Meeting, each of which has been or will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Committee

Janie Whitfield, Chairperson
John S. Dean, Sr.
Charles Gehrmann

April 9, 2008

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies. In 2007, our named executive officers were:

•	J. Donald Boggus, Jr., President and Chief Executive Officer of the Company and the Bank;

•	Leland W. Brantley, Executive Vice President and Chief Financial Officer of the Company and the Bank;

•	A. Bradley Rutledge, Sr., Executive Vice President and Chief of Lending Administration of the Bank;

•	Anthony N. Stancil, Executive Vice President and Chief of Lending Production of the Bank; and

•	Bonnie B. Boling, Executive Vice President and Retail Administrator of the Bank.

Compensation Program Objectives

Our compensation program is intended to align total compensation with the value created for the Company’s shareholders. We believe that compensation of our executive officers should be directly linked to the Company’s operating performance and the executive officer’s individual performance, and that achievement of performance objectives over time is the primary determinant of share price.

The following chart describes the underlying objectives of our compensation strategy and the compensation paid in furtherance of such objectives.

Objective	How We Achieve this Objective
Establish incentives for our executive officers to achieve and maintain short-term and long-term operating performance goals for the Company	• Base salary increases partly based on the Company’s prior year performance • Annual bonuses earned solely on corporate performance criteria

Link executive and shareholder interests through equity-based compensation	• Restricted stock grants that vest over a multi-year period

Provide a total compensation package that rewards and recognizes both individual contributions and overall business results, while remaining competitive with the market

•        Base salary increases partly based on individual performance and partly on the Company’s performance

•        Annual bonuses earned solely on corporate performance criteria

•        Periodically evaluate compensation in connection with informal reviews of peer groups

Determination of Executive Compensation Levels: Company Performance, Market Data, and Individual Performance

We base our decisions regarding appropriate compensation levels for our named executive officers on our general assessment of the Company’s performance and the executive’s performance during his or her tenure with the Company, with special emphasis on the prior fiscal year. As discussed below, we also use publicly available market data to review how our compensation levels compare to those of our peers. In 2007, we engaged a consultant, The Demarest Strategy Group, to assist us with the design of our new annual bonus plan, as discussed below. The consultant also compiled the information with respect to our peer group. However, we did not engage a compensation consultant to make any recommendations with respect to our compensation program and its elements, except as it related to our new bonus plan.

Company Performance

The Compensation Committee’s determination of compensation for our named executive officers involves a general review of the Company’s performance in three areas: (i) net income, (ii) asset quality, and (iii) loan production. Any one of these performance measures may have more or less significance for each individual executive officer, depending on the executive officer’s position within the Company.

•	Net income is a measure of our actual revenues after subtracting all of our costs.

•	Asset quality measures the quality of our loans and leases – our “assets” – as measured by a lender’s credit standards.

•	Loan production measures the dollar volume of loans originated with the Company.

Considered together, we believe that these three performance measures drive the profitability and market value of the Company. Also, as discussed below, we incorporate each of these performance metrics into our Officer Incentive Plan. Asset quality is measured by our total non-performing assets ratio and total net-charge off ratio, and loan production is measured by total loan portfolio outstanding.

Market Data

We also consider the compensation levels, programs and practices of our peers to assist us in designing market-competitive executive compensation packages. In 2007, we reviewed the compensation practices of a group of publicly-traded local competitors to determine whether our compensation practices were “in line” with those of our competitors. The following companies comprised this peer group, which we selected on the basis of the comparability of asset size:

Appalachian Bancshares, Inc.	Integrity Bancshares, Inc.

Atlantic Southern Financial Group, Inc.	Omni Financial Services, Inc.

Colony Bankcorp, Inc.	PAB Bankshares, Inc.

FGBC Bancshares, Inc.	Savannah Bancorp, Inc.

Fidelity Southern Corporation	Southeastern Bank Financial Corporation

GB&T Bancshares, Inc.	SouthCrest Financial Group, Inc.

Henry County Bancshares, Inc.	WGNB Corp.

We do not “benchmark” or seek to be at the median or any other specific level of compensation within the peer group. Rather, we use the peer group information to assist us in evaluating whether the compensation we provide is consistent with the compensation provided by our competitors. The consultant that we worked with in designing our new bonus plan, as discussed below, compiled the information on the compensation levels, programs and practices of the companies within the peer groups.

We also may periodically review compensation practices from a broader group of southeast banks for general reference purposes. We do not benchmark against this group, and we do not consider this comparison to play a material part in our compensation decisions.

Individual Performance

As discussed below in relation to base salary, in determining compensation, we also engage in a subjective assessment of the named executive officer’s individual job performance. As part of this subjective assessment, we consider, among other things, tenure, experience, and responsibility. We do not set any specific individual performance goals.

Elements of Our Compensation Program

Our executive compensation program consists primarily of the following components: base salary, annual cash incentive awards, and long-term stock incentive opportunities. The Compensation Committee does not determine compensation with any specific allocation in mind between cash and equity-based compensation, or between annual and long-term incentive compensation. We also provide our executive officers with certain perquisites and other benefits, including retirement and severance benefits.

Base Salary

We endeavor to provide a base salary that is both competitive with the market and consistent with the Company’s performance. Mr. Boggus recommends salary levels to the Compensation Committee with respect to executive officers other than himself, and the Compensation Committee reviews and approves the base salaries of our executive officers on an annual basis. In establishing executive officer salaries, the Compensation Committee and Mr. Boggus consider the base salaries paid by the companies in our peer group, as well as the annual performance of the individual named executive officer. As discussed earlier, we do not target salary at any particular level within the peer group salaries. Rather, we use the peer group as a comparison for compensation levels that we derived independently. We look at an individual’s performance in whole, rather than evaluating the executive’s performance in any specific area.

Our named executive officers 2007 base salaries were increased over 2006 salaries by the following percentages: Mr. Boggus, 5.66%; Mr. Brantley, 7.10%; Mr. Rutledge, 5.95%; Mr. Stancil, 5.95%; and Ms. Boling, 7.88%. The Compensation Committee raised base salaries for 2007 primarily based on the Company’s positive performance with respect to net income and asset quality during 2006. In addition, the salary increases for Mr. Brantley and Ms. Boling were intended to gradually bring them closer in line with the salaries of the other named executive officers. The salary increases are consistent with our philosophy that executive officer compensation should be closely tied to the Company’s financial performance. The actual salaries earned by our named executive officers in 2007 are shown in the “Salary” column of the Summary Compensation Table on beginning on page 21 of this proxy statement.

Annual Cash Incentives

The purpose of providing annual cash incentive awards to our named executive officers is to encourage achievement of performance goals that are fundamental to the Company’s success and reduce the need for significant changes in annual base salary based upon past performance.

In January 2007, the Board adopted the Officer Incentive Plan, a formal performance plan under which our named executive officers may earn annual cash incentive awards equal to a percentage of their base salaries. This plan is a departure from our practice in prior years, during which we did not grant annual cash incentive awards under a formula-based plan and did not establish specific performance targets for the Company. With the adoption of the Officer Incentive Plan, the Compensation Committee sought to more closely align performance with pay. The Officer Incentive Plan, which we refer to as the Incentive Plan, furthers both the incentive and reward elements of our compensation philosophy. We believe the opportunity to receive clearly defined cash awards encourages executives to work to achieve the performance targets. The Officer Incentive Plan rewards participants, on an annual basis, for producing above-average, long-term profitability for the Company.

Corporate Performance Metrics. For 2007, the corporate performance metrics for each of our named executive officers, and their respective weightings, were as follows:

Weight
Company Net Income	50.0%
Total Loan Portfolio Outstanding	25.0%
Total Non-Performing Assets Ratio	12.5%
Total Net Charge-Off Ratio	12.5%

•	Company Net Income refers to our annual net income. We chose this performance metric and assigned a weight of 50% because this metric drives the value of the Company.

•

Total Loan Portfolio Outstanding means the total gross loans outstanding at period end. We chose this performance metric and assigned a weight of 25% because without a strong portfolio of loans, the Company would not grow.

•

Total Non-Performing Assets (NPA) Ratio refers to loans on non-accrual plus foreclosed properties compared to total outstanding loans plus foreclosed properties. We chose this performance metric and assigned a weight of 12.5% because this is a standard performance metric for the banking industry. It is preferable to have a low number of loans on non-accrual and few foreclosed properties because the Company is not earning interest on these loans and properties. Therefore, this ratio provides an important indication of the financial health of the Company.

•

Total Net Charge-Off Ratio means the annual gross loans charged off minus loan recoveries compared to average loans outstanding. We chose this performance metric and assigned a weight of 12.5% because this is a standard performance metric for the banking industry. We seek to keep this number low because charge-offs indicate that full repayment is unlikely. Therefore, this ratio provides an important indication of the financial health of the Company.

Calculation of Bonus Awards. The named executive officers may earn a percentage of their base salary depending on the percentage of the corporate goal achieved. For each goal referenced above, the following formula applies:

Base Salary	X	Percent of Bonus (based on percentage of applicable goal achieved)	X	Weight of Applicable Goal	=	Portion of Payout Based on Applicable Goal

The named executive officers must achieve a minimum of 85% of each corporate goal to earn a bonus. For 2007, there were no individual performance criteria for the named executive officers.

Percent of Goal Achieved	Percent of Bonus Paid (as a % of Salary)
85%	25%
100%	75%
Each additional 1% over 100%	1%

2007 Results. The following chart details actual performance under the Incentive Plan for fiscal 2007.

	Weight	Goal	Actual	% of Goal Achieved	% of Bonus Paid (as a % of Salary)
Company Net Income	50%	$7,353,706	$6,399,933	87.03%	15.88%
Total Loan Portfolio Outstanding	25%	$817,726,000	$815,238,000	99.70%	12.37%
Total NPA Ratio	12.5%	0.50%	1.31%	38.17%	0.00%
Total Net Charge-Off Ratio	12.5%	0.12%	0.11%	109.09%	6.39%

The Company has discretion to modify awards for the named executive officers under the Incentive Plan. In 2007, the Company did not exercise such discretion.

Long-Term Equity Incentives

Long-term equity incentive awards are an important element of our compensation program because these awards provide a close link to the interests of our shareholders and assist with the retention of our executive officers. We grant long-term equity incentives in the form of restricted stock awards. We chose restricted stock awards over other types of equity awards, such as options, because (i) the new accounting rules under FAS123R make it less attractive to grant stock options than in prior years, (ii) the retention value for restricted stock is greater because it is perceived to retain incentive value even in times of stock price decline, and (iii) our view that our competitors are increasingly using restricted stock as opposed to stock options to provide incentives for their executive officers, based on informal discussions with our new-hires.

In December 2007, we granted restricted stock awards to our named executive officers. The number of shares of restricted stock granted to our executives was determined in part upon peer group data reviewed by Mr. Boggus and our Compensation Committee, and in part upon consideration of what we thought would be a significant award to our executives sufficient to retain them and encourage performance. In furtherance of two of our compensation objectives – retention and emphasis on long-term performance – the Compensation Committee designed the restricted stock awards to vest in full on the third anniversary of the grant date. If an executive terminates employment with us prior to the vesting date, he or she will forfeit the award, which is intended to provide a significant portion of their compensation. Furthermore, the three-year vesting schedule provides an incentive to increase the price of our common stock during such three-year period by increasing the market value of the Company. For more information on these grants, please see the Grants of Plan-Based Awards table on page 23 of this proxy statement.

We do not have an equity grant policy. However, historically the Compensation Committee has granted equity awards in December of each fiscal year. We do not time the grants to expected changes in our stock price.

Other Benefits

As mentioned above, in addition to the three main elements of our compensation program – base salary, annual cash incentives, and long-term incentives – we also provide certain perquisites and other benefits to our named executive officers.

Perquisites. We offer limited executive perquisites to our named executive officers. Four of our named executive officers, Messrs. Brantley, Rutledge, Stancil and Ms. Boling, receive a car allowance. The Company leased a car for Mr. Boggus’ use until November 2007, when they provided him with the use of a company-owned car. Mr. Boggus also receives life insurance coverage benefits. Our knowledge of the compensation provided by our competitors, in addition to informal discussions with our new-hires, leads us to believe that these perquisites are comparable to those provided by the companies in our peer group. For information on the incremental cost to the Company of these perquisites, please see footnote 5 to the Summary Compensation Table beginning on page 21 of this proxy statement.

Retirement Benefits. Retirement benefits are important to our compensation program because they provide an effective retention tool for our executives. In addition, we believe the retirement benefits we offer are comparable to those offered by our competitors, based on informal discussions with our new-hires. Our named executive officers are eligible to participate, along with a substantial majority of our employees, in the Crescent Bank and Trust Co. 401(k) Plan, a tax-qualified defined contribution retirement plan. In 2007, we matched 3% of employee contributions to the 401(k) Plan.

In 2007, we changed the form of supplemental retirement benefits provided to our named executive officers. In prior years, our named executive officers received supplemental retirement benefits through Executive Supplemental Retirement Plan agreements, under which retirement benefits were funded from life insurance carried on each executive that was purchased and owned by the Company. The amount of the benefit provided under these agreements was dependent on the performance of the insurance index, and therefore such benefits were not guaranteed. As a result, it was often the case that certain of our employees were left with a benefit that was substantially less than expected. The named executive officers also had endorsement split-dollar plan agreements. New accounting rules made these split-dollar plan agreements cost-prohibitive. As a result, the Company terminated these agreements, and in September 2007, we adopted a Supplemental Executive Retirement Plan (the “SERP”), under which each of our named executive officers participates. The SERP is a defined benefit plan, under which a certain level of benefits is guaranteed upon retirement. We believe that the level of benefits provided under this plan reflect common industry practice based on the information provided by the consulting company that drafted the plan for the Company. For a full description of the material terms of the SERP, please see the Pension Benefits Table on page 26 of this proxy statement.

Employment Arrangements. Historically, we have maintained change-in-control agreements with each of our named executive officers. We adopted these arrangements to allow our executive officers to continue to work in the best interests of the Company in the event of a change in control. We amended and restated these arrangements in 2006 to add a provision restricting our executives from competing with the Company, and, in exchange for such restrictive covenant, an enhanced severance benefit. It has come to our attention that, in connection with this amendment and restatement, an inadvertent error resulted in these agreements working as employment agreements, rather than change-in-control agreements. Later in this proxy statement under “Potential Payments Upon Termination or Change in Control,” we describe these agreements as currently drafted. However, we intend to amend and restate these agreements in 2008 to correct the error and to reflect our original intention to provide change-in-control benefits to our executives.

Tax Considerations

The Company generally does not expect to exceed the $1 million cap on tax deductions for executive pay under Section 162(m) of the Internal Revenue Code of 1986 because of its compensation levels. The Company does not anticipate future compensation payments in excess of the limits prescribed by Section 162(m). As such, Section 162(m) was not a determining factor in establishing the compensation program for 2007.

Material Changes for Fiscal Year 2008

Base Salaries. In December 2007, the Compensation Committee approved base salary increases for 2008 in the following percentages: Mr. Boggus, 3.57%; Mr. Brantley, 5.12%; Mr. Rutledge, 3.51%; Mr. Stancil, 3.51%; and Ms. Boling, 7.69%. The salary increases for Messrs. Boggus, Rutledge and Stancil generally were consistent with the increases provided to all Company employees. The Compensation Committee approved salary increases at a higher amount for Mr. Brantley and Ms. Boling to bring them closer in line with the salaries of the other named executive officers. As a result, their salary increases represent a higher percentage increase from 2007 than the other executive officers.

Annual Incentives. For 2008, the corporate performance metrics chosen for each of our named executive officers, and their respective weightings, are as follows:

Weight
Company Net Income	50.0%
Deposit Growth	12.5%
Total Loan Portfolio Outstanding	12.5%
Total NPA Ratio	12.5%
Total Net Charge-Off Ratio	12.5%

The Company added the deposit growth performance metric because this performance metric has become increasingly important in recent years in an external evaluation of a bank’s performance. In addition, core deposit growth will improve our net interest margin.

Summary Compensation Table. The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during each of the last two fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J. Donald Boggus, Jr. President and Chief Executive Officer of the Company and the Bank	2007	280,000	—	31,669	31,705	96,997	33,148	71,202	544,721
	2006	265,000	100,000	357	16,376	—	—	19,403	401,136
Leland W. Brantley, Jr. Executive Vice President and Chief Financial Officer of the Company and the Bank	2007	166,000	—	23,752	19,372	57,505	3,290	9,308	279,227
	2006	155,000	116,000	267	13,432	—	—	8,082	292,781
A. Bradley Rutledge, Sr. Executive Vice President and Chief of Lending Administration of the Bank	2007	178,000	—	23,752	9,186	61,662	17,088	11,521	301,209
	2006	168,000	152,000	267	5,114	—	—	4,929	330,310
Anthony N. Stancil Executive Vice President and Chief of Lending Production of the Bank	2007	178,000	—	23,752	2,519	61,662	14,544	11,389	291,866
	2006	168,000	152,000	267	2,039	—	—	10,818	333,124
Bonnie B. Boling Executive Vice President and Retail Administrator of the Bank	2007	130,000	—	23,752	8,682	45,034	27,655	8,118	243,241
	2006	120,500	60,500	267	4,706	—	—	8,172	194,145

(1)	Reflects cash bonus compensation earned under our annual cash incentive program for fiscal year 2006.
(2)	Reflects the dollar amount recognized by the Company for financial statement reporting purposes relating to stock and option awards, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in each fiscal year were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as “FAS 123R”). The assumptions used in determining the grant date fair values of the options are set forth in the note on “Stock-Based Compensation” to the Company’s consolidated financial statements contained in its annual report on Form 10-K for the fiscal years ended December 31, 2003 and December 31, 2004.
(3)	Reflects the cash award earned under our Officer Incentive Plan for fiscal year 2007.
(4)	The Company adopted the SERP, which is a defined benefit plan, on September 1, 2007. Prior to September 1, 2007, we maintained non-qualified, indexed retirement plan agreements with each of our named executive officers. These indexed retirement agreements did not provide a defined benefit. In our 2007 proxy statement, we disclosed the benefits accrued by the named executive officers as of December 31, 2006 under these indexed retirement agreements in the Nonqualified Deferred Compensation table. When we adopted the SERP, we used the “balance” of the terminated, indexed retirement agreements as the starting balance for the executive’s account under the new plan. The dollar value in this column reflects the difference between the Company’s accrual with respect to the retirement benefit for the executive officer for fiscal year 2007 and fiscal year 2006.
(5)	Amounts included in this column for 2007 are reflected in the following table.

	Boggus	Brantley	Rutledge	Stancil	Boling
Employer contribution to 401(k) plan	$6,750	$5,108	$5,521	$5,389	$3,918
Automobile allowance	—	4,200	6,000	6,000	4,200
Automobile lease payment	9,086	—	—	—	—
Personal Use of Company-Owned Automobile and Automobile Insurance	50,184	—	—	—	—
Premiums for life insurance	5,182	—	—	—	—
Total	$71,202	$9,308	$11,521	$11,389	$8,118

Employer contribution to 401(k) Plan. In 2007, we provided a 3% match for employee contributions.

Automobile allowance. Messrs. Brantley, Rutledge and Stancil and Ms. Boling receive an automobile allowance. The value is based on the aggregate incremental cost to the Company, which we determine based on the actual payments made to the executives.

Automobile lease payment. Mr. Boggus received a car leased by the Company until November 2007. The value is based on the aggregate incremental cost to the Company, which we determine based on the actual lease payments made by the Company.

Personal Use of Company-Owned Automobile. In November 2007, the Company purchased a car for Mr. Boggus’ business and personal use. The Company does not have a formal method to determine the percentage of business versus personal use. Therefore, the value included in the table reflects the Company’s actual purchase cost of the car. Mr. Boggus pays for maintenance and service, including gas. We also pay the cost of 12-months of automobile insurance for Mr. Boggus, which value is approximately $1,347. We have not received an updated insurance policy which takes into consideration the new car. Therefore, the value of the automobile insurance is based on 2005 leased-vehicle rates.

Employer payment of life insurance premiums. We pay the premiums for Mr. Boggus’ $500,000 life insurance policy.

Grants of Plan-Based Awards Table. The following table sets forth the individual grants of awards made to each of our named executive officers during 2007. Our named executive officers did not receive any stock option grants in 2007.

Grants of Plan-Based Awards for Fiscal Year 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Boggus		70,000	175,000	—
	12/20/2007				4,000	48,920
Mr. Brantley		41,500	103,750	—
	12/20/2007				3,000	36,690
Mr. Rutledge		44,500	111,250	—
	12/20/2007				3,000	36,690
Mr. Stancil		44,500	111,250	—
	12/20/2007				3,000	36,690
Ms. Boling		32,500	81,250	—
	12/20/2007			—	3,000	36,690

(1)	Reflects the threshold and target payouts under our Officer Incentive Plan. The “Threshold” column reflects the payout level if performance factors are at the minimum of 85% of target levels. The “Target” column reflects the payout level if performance factors are at 100% of target levels. There is no “Maximum” payout level under the Officer Incentive Plan. Please see the “Non-Equity Incentive Compensation” column of the Summary Compensation Table for actual payout under the Officer Incentive Plan for 2007 and the narrative disclosure following this table for a description of the Officer Incentive Plan.
(2)	Reflects awards of time-vesting restricted stock granted under the 2001 Long-Term Incentive Plan, which awards vest as to 100% of the shares on the third anniversary of the grant date. The compensation committee approved and granted these restricted stock awards on December 20, 2007.
(3)	Reflects the grant date fair value of each award, determined pursuant to FAS 123R.

Material Terms of the Compensation Paid to our Named Executive Officers in Fiscal Year 2007

Officer Incentive Plan. The Officer Incentive Plan provides for annual incentive payments to the named executive officers and other eligible employees based on their contribution to the Company’s fiscal year results. A more detailed discussion of the Officer Incentive Plan and the performance objectives established under the Officer Incentive Plan for fiscal year 2007 appears under the heading “Elements of Our Compensation Program—Annual

Cash Incentives” beginning on page 17. Under the Officer Incentive Plan, each participant’s potential bonus is determined by using a pre-established sliding scale, which represents a percentage of the participant’s base salary. Awards are determined based on the achievement of pre-determined performance goals. Performance goals and standards for the year will be based on the judgment of the Company’s executive management and the compensation committee, and will be consistent with the goals determined by the Company’s strategic plan and annual budget. The goals and standards may be Company or individual-specific. The Officer Incentive Plan will be evaluated and updated annually by the compensation committee and the Company’s executive management.

Restricted Stock. In 2007 we granted restricted stock pursuant to our 2001 Long-Term Incentive Plan. The shares of restricted stock vests as to 100% of the shares on the third anniversary of the grant date. During the vesting period, the named executive officers are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights. The restricted shares will vest upon the occurrence of a change in control or upon termination of the named executive officer’s employment other than for cause, death or disability, or resignation for good reason.

Outstanding Equity Awards at 2007 Fiscal Year End Table. The following table provides information concerning unexercised options and restricted stock awards outstanding as of December 31, 2007 for each of our named executive officers as adjusted for the 2-for-1 stock split that occurred on October 26, 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Mr. Boggus	20,000	(1)	—		5.00	07/05/11	8,000	(9)	102,240
	13,334	(2)	6,666	(2)	15.445	10/23/13	—		—
	3,334	(3)	6,666	(3)	13.255	11/18/14	—		—
	30,000	(4)	—		16.725	07/21/15	—		—
Mr. Brantley	10,000	(5)	—		6.925	11/21/12	6,000	(10)	76,680
	5,334	(2)	2,666	(2)	15.445	10/23/13	—		—
	2,666	(3)	5,334	(3)	13.255	11/18/14	—		—
	15,000	(4)	—		16.725	07/21/15	—		—
Mr. Rutledge	20,000	(6)	—		7.00	04/08/12	6,000	(10)	76,680
	3,334	(2)	1,666	(2)	15.445	10/23/13	—		—
	1,666	(3)	3,334	(3)	13.255	11/18/14	—		—
	15,000	(4)	—		16.725	07/21/15	—		—
Mr. Stancil	20,000	(7)	—		13.635	01/22/14	6,000	(10)	76,680
	—	(3)	5,000	(3)	13.225	11/18/14	—		—
	15,000	(4)	—		16.725	07/21/15	—		—
Ms. Boling	10,000	(8)	—		5.00	07/05/11	6,000	(10)	76,680
	3,334	(2)	1,666	(2)	15.445	10/23/13	—		—
	1,334	(3)	2,666	(3)	13.255	11/18/14	—		—
	15,000	(4)	—		16.725	07/21/15	—		—

(1)	Stock options awarded to Mr. Boggus on July 5, 2001 under the 2001 Long-Term Incentive Plan, which vested as to 100% of the shares on July 5, 2003.
(2)	Stock options awarded to the executive on October 23, 2003 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-third of the shares on October 23, 2006 and as to another one-third of the shares on October 23, 2007. The final one-third of the shares will vest on October 23, 2008.
(3)	Stock options awarded to the executive on November 18, 2004 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-third of the shares on November 18, 2007. The stock options will vest as to another one-third of the shares on November 18, 2008, and as to the final one-third of the shares on November 18, 2009.
(4)	Stock options awarded to the executive on July 21, 2005 under the 2001 Long-Term Incentive Plan, which vested as to 100% of the shares on December 21, 2005.
(5)	Stock options awarded to Mr. Brantley on November 21, 2002 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-third of the shares on each of November 21, 2005, November 21, 2006 and November 21, 2007.
(6)	Stock options awarded to Mr. Rutledge on April 8, 2002 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-half of the shares on April 8, 2004, and as to one-half of the shares on April 8, 2005.
(7)	Stock options awarded to Mr. Stancil on January 22, 2004 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-half of the shares on January 22, 2005, and as to one-half of the shares on January 22, 2006.
(8)	Stock options awarded to Ms. Boling on July 5, 2001 under the 2001 Long-Term Incentive Plan. The stock options vested as to 100% of the shares on July 5, 2004.
(9)	Restricted stock awarded to Mr. Boggus under the 2001 Long-Term Incentive Plan. 4,000 shares will vest on December 21, 2009 and 4,000 shares will vest on December 20, 2010, provided Mr. Boggus is employed by the Company on such dates.
(10)	Restricted stock awarded to the executive under the 2001 Long-Term Incentive Plan. 3,000 shares will vest on December 21, 2009 and 3,000 shares will vest on December 20, 2010, provided the executive is employed by the Company on such dates.
(11)	Reflects the value as calculated using the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2007, the last trading day in 2007 ($12.78).

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock options in 2007. No stock award held by our named executive officers vested in 2007.

Pension Benefits

The following table summarizes the benefits to our named executive officers under the SERP.

Pension Benefits for Fiscal Year 2007

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Boggus	SERP	—	261,674	—
Mr. Brantley	SERP	—	69,993	—
Mr. Rutledge	SERP	—	123,000	—
Mr. Stancil	SERP	—	93,635	—
Ms. Boling	SERP	—	203,480	—

(1)	Actuarial present value of the accumulated benefit under the SERP, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2007, except that for purposes of calculating the values in this table, retirement age was assumed to be 65, the normal retirement age as defined in the plan. The actuarial present value calculation is based on the Accounting Principles Board Opinion 12 “Omnibus Opinion- 1967; Classification and Disclosure of Allowances; Disclosure of Depreciable Assets and Depreciation; Deferred Compensation Contracts; Capital Changes; Convertible Debt and Debt Issued with Stock Warrants; Amortization of Debt Discount and Expense or Premium,” which we refer to as APB 12, and based on a 6% discount rate.

Supplemental Retirement Benefit. If a participant remains in service with the Company until age 65, he or she will be entitled to a supplemental retirement benefit, which we refer to as the “Retirement Benefit.” Each participant has a projected annual Retirement Benefit, which value was calculated by multiplying by 50% the projected dollar value of executive’s base salary at the time he or she entered the plan plus an assumed 4% increase in such salary through age 65. As described below, in certain circumstances, participants may become “vested” in their Retirement Benefit prior to age 65.

The SERP provides that payment of the Retirement Benefit will commence on the later of (i) the 1st day of the month following the month in which the executive reaches age 65, or (ii) the 1st day of the month following the month in which the executive terminates employment. Alternatively, participants may elect to receive their Retirement Benefit beginning when they reach age 65, regardless of whether they incur a termination of employment. Each of our named executive officers made this election. The annual Retirement Benefit is payable for 15 years in equal monthly installments, or, if the participant elects, a lump sum. Ms. Boling’s projected annual Retirement Benefit is $100,321, and she elected to receive the Retirement Benefit annually for 15 years in 180 monthly installments. Messrs. Boggus, Brantley, Rutledge and Stancil elected to receive the discounted present value of such 15 years of Retirement Benefits in a lump sum payment. The projected Retirement Benefit for each of such named executive officers, payable in a lump sum, is as follows: Mr. Boggus, $3,119,844; Mr. Brantley, $2,401,328; Mr. Rutledge, $1,901,798; and Mr. Stancil, $1,910,926.

Survivor Benefit. If an executive dies prior to termination of employment, but while employed by the Company, his or her beneficiary will receive a survivor’s benefit payable for 15 years in 180 monthly installments, or a lump sum equal to the present value of such survivor’s benefit. Mr. Stancil’s projected annual survivor’s benefit is $191,417, and he elected to receive his annual survivor’s benefit annually for 15 years in 180 monthly installments. Messrs. Boggus, Brantley and Rutledge and Ms. Boling elected to receive the discounted present value of 15 years of survivor’s benefits in a lump sum payment. The projected survivor’s benefit for each of such named executive officers, payable in a lump sum, is as follows: Mr. Boggus, $3,119,844; Mr. Brantley, $2,401,328; Mr. Rutledge, $1,901,798, and Ms. Boling, $996,726.

If an executive dies after his or her termination of employment, but prior to the commencement of benefit payments, his or her beneficiary will be entitled to the benefit that the executive would otherwise have been entitled.

In addition to the benefits described above, upon executive’s death, his or her beneficiary will be entitled to receive a one-time lump sum death benefit equal to $10,000 to provide for the executive’s burial and/or funeral expenses.

Voluntary or Involuntary Termination Prior to Age 65. In the event of an executive’s voluntary termination of employment with the Company or involuntary termination of employment by the Company prior to age 65, such executive will be entitled to his or her “accrued benefit,” determined at the time of termination of employment, increased annually by monthly compounding or discounting, as applicable, at 6%, (which we refer to as the “interest factor”) until he or she reaches age 65. The accrued benefit is that portion of the Retirement Benefit which is expensed and accrued under generally accepted accounting principles. The accrued benefit will be paid in a lump sum on the first day of the month following the month in which the executive reaches age 65. In the event of an executive’s death prior to payment of his or her benefit, such executive’s beneficiary will be entitled to the payment of his or her accrued benefit in a lump sum payment within 30 days.

Termination for Cause. In the event of an executive’s termination of employment by the Company for cause, he or she will forfeit all benefits under the SERP.

Following a Change in Control. In the event of a change in control of the Company, the executives will be entitled to their full Retirement Benefit, payable in monthly installments commencing at age 65 for 15 years. Alternatively, an executive may elect to have the discounted present value of the Retirement Benefit paid in a lump sum either at age 65 or within 30 days of the change in control. Mr. Boggus elected to have the discounted present value of his Retirement Benefit paid in a lump sum at age 65, and Messrs. Brantley, Rutledge and Stancil and Ms. Boling elected to have the discounted present value of their Retirement Benefit paid in a lump sum within 30 days of the change in control. For purposes of determining the present value, the interest factor will be 120% of the semiannual applicable federal rate under the Internal Revenue Code.

Disability While Employed Prior to Age 65. In the event of a executive’s termination of employment by reason of disability prior to age 65, he or she will be entitled to a disability benefit equal to his or her accrued benefit, determined at the time of disability, increased annually by the interest factor until the later of (i) the 1st day of the month following the month in which the executive reaches age 65, or (ii) the 1st day of the month following the month in which the executive terminates employment. Such benefit will be annuitized (using the interest factor), and paid in 180 monthly installments commencing at the later of age 65 or the date of the executive’s disability determination. Executives may also elect to receive the discounted present value of his or her accrued benefit in a lump sum payment within 30 days of his or her disability determination. Messrs. Rutledge and Stancil and Ms. Boling elected to have their disability benefit payable annually for 15 years in 180 monthly installments commencing at the later of age 65 or the date of his or her disability determination, and Messrs. Boggus and Brantley elected to have the discounted present value of such 15 years of disability benefits paid in a lump sum.

Death Benefit Following Disability or Change in Control. If an executive becomes entitled to (i) a disability benefit or (ii) his Retirement Benefit due to a change in control but dies before the commencement of the benefit, his or her benefit will be paid to the beneficiary in the same form as it would have been paid absent his death. Executives may also elect to have their death benefit paid to their beneficiary in a lump sum. Mr. Boggus and Ms. Boling elected to have the survivor benefit paid in a lump sum and Messrs. Brantley, Rutledge and Stancil elected to have their survivor benefit paid according to its normal schedule.

Nonqualified Deferred Compensation

Through September 2007, we maintained non-qualified, indexed retirement plan agreements with each of our named executive officers. In our proxy statement for fiscal year 2006, we disclosed the benefits accrued to the named executive officers under these agreements in the Nonqualified Deferred Compensation table. The retirement benefits were funded from life insurance carried on each executive that was purchased and owned by the Company.

The amount of the benefit provided under these agreements was dependent on the performance of the insurance index, and therefore such benefits were not guaranteed. The Company did not make a cash contribution to these agreements/accounts. The named executive officers did not make contributions to these agreements /accounts, nor did they receive any credited earnings on the balance from year to year. None of our named executive officers received a distribution from these agreements during 2007. These agreements were terminated in September 2007, and therefore there was no outstanding balance under these agreements on December 31, 2007.

Potential Payments upon Termination or Change in Control

Historically, we have maintained change-in-control agreements with each of our named executive officers. We adopted these arrangements to allow our executive officers to continue to work in the best interests of the Company in the event of a change in control. We amended and restated these arrangements in 2006 to add a provision restricting our executives from competing with the Company, and, in exchange for such restrictive covenant, an enhanced severance benefit. It has come to our attention that, in connection with this amendment and restatement, an inadvertent error resulted in these agreements working as employment agreements, rather than change-in-control agreements. The discussion below describes these agreements as currently drafted. However, we intend to amend and restate these agreements in 2008 to correct the error and reflect our original intention to provide change-in-control benefits to our executives.

Termination without Cause; Termination other than for Death or Disability; Resignation for Good Reason (including resignation for any reason during the 30-day period immediately following the first anniversary of the effective date of the agreement). In the event that within three years of the effective date of the agreement, the executive’s employment is terminated by the Company without cause or other than for death or disability or the executive resigns for good reason (as such terms are defined in the agreement) or if the executive resigns for any reason during the 30-day period immediately following the first anniversary of the effective date, then he or she will receive a lump sum cash payment consisting of the following:

•	accrued but unpaid salary or benefits,

•	a prorata bonus for the year in which the termination occurred based on the executive’s highest annual bonus received from the Company in the last three years, and

•	a severance payment equal to two times the sum of (a) executive’s then-current annual salary and (b) highest annual bonus paid to the executive during the latest two years.

For up to two years following his or her termination of employment, the executive will be entitled to continuation of medical and other welfare plans that are at least equal, on an after-tax basis, to those benefits that the executive would have received if his or her employment had not been terminated. In addition, all of the executive’s outstanding stock options and restricted stock awards will become fully vested and exercisable.

Termination Due to Death or Disability; Expiration of Employment Period. In the event of executive’s termination of employment by reason of his or her death or disability, or upon the expiration of the employment period, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary and benefits, plus a prorata bonus for the year in which the termination occurred based on the executive’s highest annual bonus received from the Company in the last three years.

Termination for Cause; Resignation Without Good Reason. In the event we terminate the executive’s employment for cause, or the executive terminates employment without good reason, the executive will be entitled to his or her accrued but unpaid salary and benefits.

Each of the agreements provides that the executive will be entitled to a tax gross-up payment from us to cover any excise tax liability he or she may incur as a result of payments or benefits that may be deemed “golden parachute “ payments under Section 280G of the Internal Revenue Code.

Each of the agreements contains confidentiality covenants that apply during the executive’s employment with us and after his or her termination of employment. The agreements also subject the executives to certain non-compete obligations for a one-year period following a change in control of the Company.

Summary of Termination Payments and Benefits.

The following table summarizes the approximate value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment at the close of business on December 31, 2007. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees. The amounts in the table also exclude the value of equity awards that were vested by their terms on December 31, 2007. As described above, our agreements presently operate as employment agreements. The amounts in the table include severance and other benefits that technically were available to our executives on December 31, 2007. When these agreements are corrected, many of these benefits will be available only in the event of certain terminations following a change-in-control of the Company.

	Boggus	Brantley	Rutledge	Stancil	Boling
Termination By Executive for Good Reason; By Company Without Cause (Not In Connection with a Change of Control)
Prorata Annual Bonus (1)	$96,997	$57,505	$61,662	$61,662	$45,034
Cash Severance (2)	760,000	564,000	660,000	660,000	381,000
Health & Welfare Continuation (3)	21,143	17,358	17,637	20,050	16,394
Value of Accelerated Equity Awards (4)	102,240	76,680	76,680	76,680	76,680
Benefits under SERP (5)	391,905	117,876	157,063	147,278	155,396
Total	$1,372,285	$833,419	$973,042	$965,670	$674,504

	Boggus	Brantley	Rutledge	Stancil	Boling
Termination Following a Change in Control by Executive for Good Reason or By Company Without Cause
Prorata Annual Bonus (1)	$96,997	$57,505	$61,662	$61,662	$45,034
Cash Severance (2)	760,000	564,000	660,000	660,000	381,000
Health & Welfare Continuation (3)	21,143	17,358	17,637	20,050	16,394
Value of Accelerated Equity Awards (6)	102,240	76,680	76,680	76,680	76,680
Benefit under SERP (7)	908,950	459,434	569,692	579,847	492,650
280G Tax Gross-Up (8)	0	398,798	474,303	460,631	331,133
Total	$1,889,330	$1,573,775	$1,859,974	$1,858,870	$1,342,891

	Boggus	Brantley	Rutledge	Stancil	Boling
Death
Prorata Annual Bonus (1)	$96,997	$57,505	$61,662	$61,662	$45,034
Value of Accelerated Equity Awards (9)	102,240	76,680	76,680	76,680	76,680
Life Insurance Proceeds (10)	1,000,000	332,000	356,000	356,000	260,000
Benefits under SERP (11)	3,119,844	2,401,328	1,901,798	1,910,926	996,726
Total	$4,319,081	$2,867,513	$2,396,140	$2,405,268	$1,378,440

	Boggus	Brantley	Rutledge	Stancil	Boling
Disability
Prorata Annual Bonus (1)	$96,997	$57,505	$61,662	$61,662	$45,034
Value of Accelerated Equity Awards (9)	102,240	76,680	76,680	76,680	76,680
Benefits under SERP (12)	391,905	117,876	157,063	147,278	155,396
Total	$591,142	$252,061	$295,405	$285,620	$277,110

	Boggus	Brantley	Rutledge	Stancil	Boling
Retirement
Benefits under SERP (13)	$391,905	$117,876	$157,063	$147,278	$155,396
Total	$391,905	$117,876	$157,063	$147,278	4155,396

	Boggus	Brantley	Rutledge	Stancil	Boling
By Company for Cause
Benefits under SERP (14)	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0

(1)	Reflects the bonus earned for fiscal year 2007.
(2)	Reflects cash severance equal to two times the sum of (i) executive’s then annual salary and (b) highest annual bonus paid to the executive during the latest two years. When the change-in-control agreements are corrected, as described above, this benefit will be payable only in the event of certain terminations following a change-in-control of the Company.
(3)	Reflects (i) estimated Company monthly costs based on 2007 projections for continuation of medical and dental coverage, and continuation of long-term disability insurance and life insurance, in the following amounts for each executive: Mr. Boggus, $519.77; Mr. Brantley, $426.72; Mr. Rutledge, $433.57; Mr. Stancil, $492.90; and Ms. Boling, $403.02, and (ii) the estimated payment to the executive to cover his or her taxes on such benefit. When the agreements are corrected, as described above, this benefit will be payable only in the event of certain terminations following a change-in-control of the Company.
(4)	Reflects the value of unvested equity awards which vest upon the termination of employment by the executive for good reason or by the Company without cause under the executive’s agreement. For purposes of this calculation, outstanding options having an exercise price less than the closing price of our common stock on such date have a value of $0. When the agreements are corrected, as described above, this benefit will be payable only upon a change-in-control of the Company.

(5)	Reflects the accrued benefit payable under the SERP upon the executive’s voluntary resignation of employment or termination of employment by the Company without cause, as described in the Pension Benefits table on page 26. This value includes the 6% interest guaranteed on the executive’s accrued benefit through age 65. The executive will receive this benefit in a lump sum at age 65. Accordingly, the amount shown in this table is the present value of such benefit.
(6)	Reflects the value of unvested equity awards which vest upon the occurrence of a change in control pursuant to the terms of the 2001 Long-Term Incentive Plan. This value is based on $12.78, the closing price of our common stock on the Nasdaq Capital Market as of December 31, 2007, which was the last trading day of 2007. For purposes of this calculation, outstanding options having an exercise price less than the closing price of our common stock on such date have a value of $0.
(7)	Reflects the Retirement Benefit payable under the SERP after a change in control, as described in the Pension Benefits table on page 26. Mr. Boggus elected to have the discounted present value of his Retirement Benefit paid in a lump sum at age 65, and Messrs. Brantley, Rutledge and Stancil and Ms. Boling elected to have the discounted present value of their Retirement Benefit paid in a lump sum within 30 days of the change in control. The amount shown for Mr. Boggus is the present value of the payment he would receive at age 65.
(8)	Reflects the estimated payment under the change in control employment agreements or any excise tax imposed by Section 4999 of the Internal Revenue Code. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate and a 6% state income tax rate.
(9)	Reflects the value of unvested equity awards which vest upon the termination of executive’s employment by reason of his or her death or disability, pursuant to the terms of the 2001 Long-Term Incentive Plan. This value is based on $12.78, the closing price of our common stock on the Nasdaq Capital Market as of December 31, 2007, which was the last trading day of 2007. For purposes of this calculation, outstanding options having an exercise price less than the closing price of our common stock on such date have a value of $0.
(10)	Reflects a death benefit provided by the Company equal to two times the executive’s salary, subject to a maximum of $500,000. Mr. Boggus’ survivors would receive an additional $500,000.
(11)	Reflects (i) the survivor’s benefit, and (ii) the one-time death benefit of $10,000 under the SERP and described following the Pension Benefits table on page 26.
(12)	Reflects the benefit payable under the SERP upon the executive’s disability, as described following the Pension Benefits table on page 26.
(13)	There is no early retirement benefit under the SERP and none of our named executive officers were age 65 as of December 31, 2007. Therefore, an executive’s “early” retirement on December 31, 2007 would be deemed a voluntary termination of employment for purposes of the SERP. The executive would receive this accrued benefit in a lump sum at age 65. The amount shown in the table is the present value of such amount.
(14)	Benefits under the SERP will be forfeited upon an executive’s termination of employment for cause.

Summary of Potential Payments upon a Change in Control.

The following table summarizes the value of the payments that each of our named executive officers would receive if a change in control occurred on December 31, 2007, and the executive did not incur a termination of employment. The amounts in the table also exclude the value of equity awards that were vested by their terms on December 31, 2007.

	Boggus	Brantley	Rutledge	Stancil	Boling
Value of Unvested Equity Awards (1)	$102,240	$76,680	$76,680	$76,680	$76,680
Payment under SERP (2)	908,950	459,434	569,692	579,847	492,650
Total	$1,011,190	$536,114	$646,372	$656,527	$569,330

(1)	Represents the value of unvested equity awards which, pursuant to the 2001 Long-Term Incentive Plan, vest upon the occurrence of a change in control. Awards are valued based upon the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2007, the last trading day in 2007 ($12.78). For purposes of this calculation, outstanding options having an exercise price less than the closing price of our common stock on such date have a value of $0.
(2)	Reflects the Retirement Benefit payable under the SERP after a change in control, as described following the Pension Benefits table on page 26. Mr. Boggus elected to have the discounted present value of his Retirement Benefit paid in a lump sum at age 65, and Messrs. Brantley, Rutledge and Stancil and Ms. Boling elected to have the discounted present value of their Retirement Benefit paid in a lump sum within 30 days of the change in control. The amount shown for Mr. Boggus is the present value of the payment he would receive at age 65.

Compensation of Directors.

The following table sets forth the cash and other compensation paid by the Company to the members of the Board of Directors of the Company for all services in all capacities during 2007.

Director Compensation for Fiscal Year 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($) (4)	Total ($)
John S. Dean, Sr.	45,450	—	10,178	—	21,794	10,123	87,545
Charles R. Fendley	31,600	—	10,178	—	39,850	10,173	91,801
Charles Gehrmann	35,650	—	10,178	—	55,716	10,143	111,687
Michael W. Lowe	24,100	—	10,178	—	7,460	10,070	51,808
Cecil Pruett	35,500	—	10,178	—	44,411	10,102	100,191
Janie Whitfield	40,450	—	10,178	—	10,071	10,077	70,776

(1)	Consists of the following amounts (which are described in the narrative following the table):

Director	Basic Annual Retainer ($)	Meeting Fees ($)	Bank Fees ($)
Mr. Dean	9,000	8,250	28,200
Mr. Fendley	4,000	—	27,600
Mr. Gehrmann	4,000	8,250	23,400
Mr. Lowe	4,000	—	20,100
Mr. Pruett	4,000	—	31,500
Ms. Whitfield	4,000	8,250	28,200

(2)	Reflects the dollar amount recognized by the Company in 2007 for financial statement reporting purposes relating to option awards. Because the stock options were fully vested upon grant, this amount also represents the grant date fair value of the option awards. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of the option awards are set forth in the note on “Stock-Based Compensation” in the Company’s consolidated financial statements contained in its annual report on Form 10-K for the fiscal year ended December 31, 2007.

The aggregate numbers of outstanding stock options held by each director as of December 31, 2007 are reflected in the following table.

Director	Stock Options (#)
Mr. Dean	20,100
Mr. Fendley	17,056
Mr. Gehrmann	20,100
Mr. Lowe	20,100
Mr. Pruett	8,556
Ms. Whitfield	7,756

The following table shows the fully-vested stock options awarded to each director during 2007 as adjusted for the 2-for-1 stock split that occurred on October 26, 2007:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price of Options ($/sh)
Mr. Dean	5/4/2007	1,500	22.705
Mr. Fendley	5/4/2007	1,500	22.705
Mr. Gehrmann	5/4/2007	1,500	22.705
Mr. Lowe	5/4/2007	1,500	22.705
Mr. Pruett	5/4/2007	1,500	22.705
Ms. Whitfield	5/4/2007	1,500	22.705

(3)	The Company adopted the Supplemental Director Retirement Plan, which is a defined benefit plan, on September 1, 2007. Prior to September 1, 2007, we maintained non-qualified, indexed retirement plan agreements with each of our directors. These indexed retirement agreements did not provide a defined benefit. In our 2007 proxy statement, we disclosed the benefits accrued by the directors as of December 31, 2006 under these indexed retirement agreements in a footnote to the Director Compensation table. When we adopted the Supplemental Director Retirement Plan, we used the “balance” of the terminated, indexed retirement agreements as the starting balance for the directors’ account under the new plan. The dollar value in this column reflects the difference between the Company’s accrual with respect to the retirement benefit for the director for fiscal year 2007 and fiscal year 2006.

(4)	Reflects (i) a service award of $10,000 granted to all directors of the Bank on December 20, 2007, and (ii) the value to the director of the Endorsement Split-Dollar Plan Agreement in the following amounts: Dean, $1213; Fendley, $173; Gehrmann, $143; Lowe, $70; Pruett, $102; and Whitfield, $77.

Director Compensation

Annual Retainer. During 2007, each member of the Company’s Board of Directors received an annual retainer fee of $4,000. Each director who also serves as a member of the Bank’s Board of Directors received an annual retainer fee of $1,500 for serving on the Bank’s Board of Directors.

Supplemental Retainers. Mr. Dean received an additional $5,000 for his role as Chairman of the Company’s Board of Directors.

Meeting Fees. Each of our directors received $1,500 for each board meeting attended. Members of the Audit Committee and Compensation Committee of the Company, which also serve as the Audit Committee and Compensation Committee of the Bank, receive an additional fee of $450 and $300, respectively, for each committee meeting attended. Members of the Loan Committee, the Asset/Liability and Investment Committee, the Mortgage Banking Committee and the Executive Committee of the Bank receive a fee of $300 for each meeting attended.

Equity Awards. In addition, on the date following the 2007 annual meeting of shareholders, each director received a stock option to purchase 1,500 shares of the Company’s common stock. These options were granted under the 2001 Non-Employee Director Stock Option Plan, and were fully-vested on the date of grant. The exercise price for the options granted in 2007 was 105% of the fair market value of our common stock on the date of grant.

Other. Each director participates in the Supplemental Director Retirement Plan. The terms of the Supplemental Director Retirement Plan are similar to those described for our named executive officers beginning on page 26 of this proxy statement. The projected annual Retirement Benefit for each of the directors is as follows: Mr. Dean, $14,602; Mr. Gehrmann, $13,500; Mr. Lowe, $19,983, Mr. Pruett, $14,040 and Ms. Whitfield, $16,425. Each director elected to have their annual Supplemental Director Retirement Benefit paid annually for 15 years in 180 monthly installments. In the event of a change in control of the Company, the directors will be entitled to their full Retirement Benefit, payable commencing at age 65 for Mr. Fendley and age 70 for the other directors and payable annually for 15 years in 180 monthly installments. The directors’ disability benefit will be paid annually for 15 years in 180 monthly installments commencing at the later of age 65 or the date of the executive’s disability determination. The projected annual survivor’s benefit for each of the directors is as follows: Mr. Dean, $14,602; Mr. Gehrmann, $13,500; Mr. Lowe, $19,983; Mr. Pruett, $14,040 and Ms. Whitfield, $16,425. Mr. Fendley is also an executive of the Company and participates in the SERP. Mr. Fendley’s projected annual Retirement Benefit and annual survivor’s benefit is $34,123.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of the Company’s common stock authorized for issuance under equity compensation plans:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	540,020	13.11	177,128
Equity compensation plans not approved by security holders	—	—	—
Total	540,020	13.11	177,128

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Bank and CMS have had, and the Bank expects to have in the future, commercial and mortgage banking transactions in the ordinary course of business with certain of their and the Company’s directors, nominees for director, executive officers, five percent shareholders, members of these persons’ immediate families and certain business organizations with which these persons are associated. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. The Bank is subject to Federal Reserve Regulation O, which governs loans to directors, executive officers and principal shareholders. Each of these transactions, including any loans, has been made on substantially the same terms, including interest rates, repayment terms, and collateral, as those prevailing at the time for comparable transactions with other persons, and did not at the time they were made, and do not currently, involve more than normal risk of collectibility or present other features unfavorable to the Bank, the Company or CMS. Additional transactions with such persons and businesses are anticipated in the future. At December 31, 2007, the amount of credit extended to directors, executive officers, and principal shareholders and their associates was approximately $10,306,000, or approximately 15% of the Company’s consolidated shareholders’ equity.

The Board of Directors has adopted a written Related Party Transactions Policy. Under this policy, either the related person or the appropriate Company employee is required to discuss the potential transaction with the Chief Executive Officer or the Chief Financial Officer of the Company. The discussion should include the following factors: (i) the identification of the related party and the nature of his or her affiliation with the Company; (ii) the nature and amount of the proposed transaction; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; (v) whether the proposed transaction is on terms comparable to terms available to unrelated third parties or to employees generally; and (vi) the anticipated impact of the proposed transaction on the Company’s financial statements and disclosure. The Chief Executive Officer or Chief Financial Officer is required to communicate the results of this discussion to the Audit Committee, and the Audit Committee will review the proposed transaction and approve or disapprove the proposed transaction at its next meeting. If the event that the Chief Executive Officer or Chief Financial Officer determines that it is not practicable or desirable to wait until the next Audit Committee meeting, they may submit the proposed transaction to the Chairman of the Audit Committee. The Chairman of the Audit Committee will call a special meeting of the Audit Committee to review the proposed transaction. In reviewing proposed transactions, the Audit Committee will consider all relevant facts and circumstances, and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders. The Audit Committee is authorized to approve proposed transactions where it finds (i) that there is a compelling business reason to do so, (ii) that it has been fully informed of all significant conflicts of interest that may arise, (ii) that the Company is justified in entering into the transaction, and (iii) that the Company has developed an appropriate plan to manage the potential conflicts of interest. Directors or executive officers who are interested in a particular transaction do not participate in the discussions by the Audit Committee regarding the transaction with respect to which they are interested.

On October 1, 2004, the Company entered into a lease for its main office and headquarters with Pickland, Inc. The Company renewed the lease for a two-year term beginning on January 1, 2007 pursuant to which the Company paid rent of $10,500 per month, or $126,000 per year, to Pickland, Inc. during 2007. On December 31, 2007, the Company entered into a new lease for this space pursuant to which the Company will pay rent of $12,107 per month, or $145,284 per year, during 2008. In addition, on December 31, 2007, the Company entered into a second lease for its lending operations with Pickland, Inc. pursuant to which the Company will pay rent of $6,875 per month, or $82,500 per year, for the period February 1, 2008 through January 31, 2009. Each lease is for a term of seven years, and, if not terminated by either party 90 days prior to the expiration of the term, automatically renews for an additional five year term. The leases provide that, beginning January 1 and February 1, respectively, of each subsequent year, the monthly rent will increase to correspond with cost of living increases based upon the consumer price index. J. Donald Boggus, Jr., our President and Chief Executive Officer and a Director, owns approximately 26% of Pickland, Inc.

In addition, during 2007 the Company paid approximately $886,330 in medical insurance premiums to Blue Cross Blue Shield of Georgia, approximately $43,345 in dental and vision insurance premiums to CompBenefits and approximately $53,350 in dental and vision insurance premiums to United Concordia. This insurance was purchased through Pruett and Associates, an insurance agency owned and controlled by Cecil Pruett, one of our directors. Pruett and Associates received commissions in the amount of approximately $42,000 related to the Company’s purchase of medical, dental and vision insurance. Management believes the commissions are fair and reasonable and do not exceed commissions that would be paid to an unaffiliated third-party firm. The Company expects to continue this relationship in the future.

With respect to the lease between the Company and Pickland, Inc., the Company retained an independent consultant to appraise the property and review the terms of the lease to ensure that the lease conforms economically and on other terms for leases of similar commercial property in the area. With respect to the Company’s medical, dental and vision insurance, the Company obtains competing bids from unaffiliated third-party insurance agencies approximately every 3 years prior to purchasing or renewing insurance policies through Pruett and Associates.

INFORMATION CONCERNING THE COMPANY’S INDEPENDENT AUDITOR

The certified public accounting firm of Dixon Hughes PLLC (“Dixon Hughes”) was the independent auditor for the Company during the year ended December 31, 2007, and has audited the Company’s 2005, 2006 and 2007 consolidated financial statements. The Board of Directors, upon the recommendation of the Audit Committee, has appointed Dixon Hughes as independent auditors for the Company and its subsidiaries for the current fiscal year ending December 31, 2008. Representatives of Dixon Hughes are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate questions from shareholders.

Audit and Other Fees

Dixon Hughes has advised the Company that neither the firm nor any of its partners has any direct or material interest in the Company and it subsidiaries except as auditors and independent certified public accountants of the Company and its subsidiaries. The following table shows the aggregate fees billed to the Company for professional services by Dixon Hughes for fiscal years 2007 and 2006:

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$159,172	$160,100
Audit-Related Fees (2)	19,000	19,900
Tax Fees (3)	17,650	16,565
Other Fees (4)	4,250	0

Total	$200,072	$196,565

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the quarterly interim consolidated financial statements and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, as well as such services as consents and assistance with and review of documents filed with the SEC.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” and include employee benefit plan audits, accounting consultations, internal control reviews, and attest services that are not required by statute or regulation.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above.

Based upon the Company’s relationship with Dixon Hughes, including the services and fees described above, the Company’s Board of Directors believes that the provision of services by Dixon Hughes to the Company is compatible with maintaining the independence of Dixon Hughes from the Company.

During the two most recent fiscal years and through the date hereof, the Company has not consulted with Dixon Hughes on items that (i) were or should have been subject to SAS 50, or (ii) concerned the subject matter of a disagreement or reportable event with the former auditor as (described in Regulation S-K, Item 304 (a)(2)).

The Company also paid $7,200 in Audit-Related Fees and $8,252 in Other Fees to Professional Bank Services (“PBS”) during the year ended December 31, 2006, and $76,926 in Audit-Related Fees and $1,461 in Other Fees to PBS during the year ended December 31, 2007. The Audit-Related Fees paid to PBS were for internal documentation and testing of controls required under the Sarbanes-Oxley Act of 2002. The Other Fees paid to PBS were for an internal audit of the Company’s internal controls. The fees paid to PBS were in addition to the fees billed by Dixon Hughes and are not included in the totals set forth in the table above.

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. The approval of non-audit services may be delegated by the Compensation Committee to any of its members, but may not be performed by the Company’s management. The term of any pre-approval is twelve months, unless the Audit Committee specifically provides for a different period.

The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. In addition to the annual audit work, the independent auditors may perform certain other audit-related, tax or non-audit services that are pre-approved by the Audit Committee and are not prohibited by regulatory or other professional requirements. Engagements for the annual audit and recurring tax return preparation engagements shall be reviewed and approved annually by the Audit Committee based on the agreed upon engagement terms, conditions and fees. The nature and dollar value of services provided under these engagements shall be reviewed by the Audit Committee to approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any.

In the event audit-related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee. Any proposed engagement must be approved in advance by the Audit Committee applying the principles set forth in the Pre-Approval Policy prior to the commencement of the engagement. In determining the approval of services by the independent auditors, the Audit Committee evaluates each service to determine whether the performance of such service would: (a) impair the auditors’ independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing his or her own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company. In no event are monetary limits the only basis for the pre-approval of services.

During the 2006 and 2007 fiscal years, all of the professional services provided by Dixon Hughes were pre-approved by the Audit Committee, and no fees were approved pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X, pursuant to which the pre-approval requirements may be waived in certain limited circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC on a timely basis initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. During the fiscal year ended December 31, 2007, to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that Mr. Lowe filed five Forms 4 with respect to the acquisition of shares of the Company’s common stock after the date on which these Forms 4 were required to have been filed, Mr. Fendley filed one Form 4 with respect to the acquisition of shares of the Company’s common stock after the date on which it was required to have been filed, and each of the directors filed one Form 4 with respect to his or her receipt of stock options after the date on which these Forms 4 were required to have been filed.

OTHER BUSINESS

Management of the Company presently does not know of any matters to be brought before the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, then the persons designated as proxies will vote on such matters in accordance with their best judgment.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in the Company’s proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2009 Annual Meeting must submit his or her proposal to the Company in writing on or before December 10, 2008, which is the date that is 120 calendar days before the one-year anniversary of the date that the Company mailed this proxy statement to shareholders. Proposals must comply with all applicable SEC rules. The Board of Directors will review any proposals received by that date and will determine whether applicable requirements have been met for including the proposal in the 2009 proxy solicitation materials.

In addition, the Company’s bylaws establish advance notice procedures that must be followed for a shareholder proposal to be presented at an Annual Meeting but not included in the Board of Directors’ proxy solicitation materials. Any shareholder wishing to have a proposal considered for the 2009 Annual Meeting, but who does not submit the proposal for inclusion in the Company’s proxy statement, must submit the proposal to the Company’s Secretary, c/o Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143 no later than February 23, 2009, which is the date that is 45 calendar days before the date the Company mailed this proxy statement to shareholders. Any proposal that a shareholder wishes to have presented at the Annual Meeting must set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducing such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business to be presented.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is submitted for presentation at the 2009 Annual Meeting, SEC rules permit the persons named as proxies in the proxy statement to vote proxies in its discretion if: (1) the proposal is received before February 23, 2009 and we advise shareholders in the 2009 proxy statement about the nature of the matter and how management intends to vote on such matter, or (2) the proposal is not received before February 23, 2009.

INSTRUCTIONS FOR SUBMITTING PROXY VOTES ONLINE You may submit your proxy vote online. If you submit your proxy online, you authorize the named proxies to vote your shares in the same manner as if you had marked, signed, and returned your proxy voting form. If you submit your proxy vote online, please DO NOT return your proxy voting form in the mail. You may submit your proxy vote online 24 hours a day, 7 days a week. The online voting facilities will close at 11:59 PM EST on May 7, 2008. You will not be permitted to submit your proxy online after this time. You may revoke your online proxy by following the revocation procedures set forth on page 2 of this proxy statement.

If you have any additional questions, please e-mail us at btrivedi@crescentbank.com or call 678-454-2270.

Registered Shareholders

To vote your proxy online for shares that you hold as a registered shareholder:

(1)	Have in hand the proxy voting form that you received in the mail from Crescent Banking Company.

(2)	Go to our website at www.crescentbank.com and click on the proxy voting icon.

(3)	Follow the instructions for voting your proxy.

If you hold your shares in street name, whether through a broker or otherwise, you may not submit your proxy vote through the Crescent website. Please follow the instructions for beneficial or “street name” shareholders below.

Beneficial or “Street Name” Shareholders

To vote your proxy online for shares beneficially held or held in “street name”:

(1)	Have in hand the proxy voting ballot that you received in the mail from Broadridge.

(2)	Go to www.proxyvote.com, which is the Internet voting address printed on the beneficial shareholder voting ballot.

REVOCABLE PROXY	9999999999

CRESCENT BANKING COMPANY

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2008

The undersigned hereby appoints John S. Dean, Sr. and Cecil Pruett, or either of them, each with full power of substitution, as proxies to vote all shares of the $1.00 par value common stock of Crescent Banking Company (the “Company”) that the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders to be held Thursday, May 8, 2008, at 1:00 p.m. local time, the corporate offices of Crescent Banking Company, located at 7 Caring Way, Jasper, Georgia, and at any postponement or adjournment thereof (the “Annual Meeting”).

SAID PROXIES WILL VOTE ON THE PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS PROXY AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS WHICH MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, THEN SAID PROXIES WILL VOTE “FOR” APPROVAL OF THE PROPOSAL.

The Board of Directors recommends a vote “FOR” the following proposal:

1.	ELECTION OF DIRECTORS: Authority for the election of Mr. J. Donald Boggus, Jr. and Mr. Charles Gehrmann as Class II directors, to serve until the Company’s 2011 Annual Meeting of Shareholders or until their successors are elected and qualified.

FOR	WITHHOLD AUTHORITY
the nominees listed above (except as marked to the contrary below)	to vote for nominees written below.

I consent to suspending future mailings of the annual report and proxy statement on this account. I have access to copies of the documents or can access them electronically through the Internet. I can revoke this consent at any time by notifying Shareholder Services. (Please check box indicating your consent.)

Please sign exactly as name appears in the registration below. When shares are held by joint tenants both parties should sign. When signing as attorney, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. You may also submit your proxy vote online by following the instructions on page 40 of the proxy statement that accompanies this revocable proxy.

COMMON SHARES: 9999999999.999	DATED: , 2008

SHAREHOLDER NAME AND ADDRESS
SHAREHOLDER NAME AND ADDRESS
SHAREHOLDER NAME AND ADDRESS	Signature
SHAREHOLDER NAME AND ADDRESS
SHAREHOLDER NAME AND ADDRESS
SHAREHOLDER NAME AND ADDRESS	Signature if held jointly
9999999999

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.